Exhibit 99.1

News Release

Contacts:	ProFrac Holding Corp.
Lance Turner – Chief Financial Officer
investors@profrac.com

Dennard Lascar Investor Relations
Ken Dennard / Rick Black
ACDC@dennardlascar.com

ProFrac Holding Corp. Reports 2023 Full Year and Fourth Quarter

Financial and Operational Results

WILLOW PARK, TX – March 13, 2024 – ProFrac Holding Corp. (NASDAQ: ACDC) (“ProFrac”, or the “Company”) today announced financial and operational results for its 2023 full year and fourth quarter ended December 31, 2023.

2023 Full Year Results

•	Total revenue was $2.63 billion in 2023 compared to $2.43 billion in 2022
•	Net loss in 2023 was $59 million compared to net income of $343 million in 2022
•	Adjusted EBITDA(1) was $688 million
•	Net cash provided by operating activities was $554 million
•	Capital expenditures totaled $267 million
•	Free cash flow was $293 million, an increase of 173% from 2022
•	Net debt was $1.08 billion as of December 31, 2023

2023 Fourth Quarter Results

•	Total fourth quarter revenue was $489 million compared to $574 million in the third quarter of 2023
•	Net loss was $97 million compared to a net loss of $18 million in the third quarter of 2023
•	Adjusted EBITDA(1) was $110 million
•	Net cash provided by operating activities was $43 million
•	Capital expenditures totaled $33 million
•	Free cash flow was $13 million

Matt Wilks, ProFrac’s Executive Chairman, stated, “Our fourth quarter results were challenged, as we expected, due to softness that persisted throughout the second half of the year. Despite lower commodity prices and decreased activity levels, we meaningfully grew our free cash flow generation by 173% for the year and took important steps to position ProFrac for success in 2024 and beyond.

Mr. Wilks added that, “We have been deliberate and intentional with the actions we’ve taken, both in the second half of 2023 and early in 2024, to enhance ProFrac’s position as a leader in the oilfield services industry. Beginning in 2023, we believed it was important to simplify our approach and focus on three key strategic priorities: providing safe, superior services and improving the overall experience for our customers; improving utilization in every aspect of our business; and achieving the lowest operating costs per unit in the industry.

“I am pleased that we have started seeing the impact of this targeted focus in 2024 as we have increased our fleet count for the start of the year with improved pumping efficiencies across all active fleets. To start the year, in January we surpassed our highest pumping efficiency since the fourth quarter of 2022 and in February we pushed the bar even higher as we increased our pumping hours per active fleet to the highest level ever recorded at ProFrac, nearly 20% over our 2023 average. This positive momentum gives us strong confidence that 2024 will be significantly improved over 2023,” concluded Mr. Wilks.

Outlook

In the Stimulation Services segment, the Company has activated 10 fleets since the start of the fourth quarter. The higher fleet count, combined with higher expected pumping hours and the cost actions that have been put into place will help offset any pricing pressures and allow for increased profitability levels for 2024.

In the Proppant Production segment, the Company expects modest improvement to mine utilization in the first quarter of 2024 with pricing per ton in the $25 - $30 dollar range, based on metrics to-date. In the second quarter of 2024, the Company expects to further improve utilization to 65-75%.

Business Segment Information

The Stimulation Services segment generated revenues of $2.29 billion for full year 2023, which resulted in $480 million of Adjusted EBITDA. The segment generated revenues of $403 million in the fourth quarter of 2023, which resulted in $58 million of Adjusted EBITDA. Capital expenditures in the Stimulation Services segment totaled $222 million for full year 2023.

The Proppant Production segment generated revenues of $383 million for full year 2023, which resulted in $196 million of Adjusted EBITDA. The segment generated revenues of $93 million in the fourth quarter of 2023, which resulted in $45 million of Adjusted EBITDA. Approximately 30% and 25% of the Proppant Production segment’s full year and fourth quarter revenue was intercompany, respectively. Capital expenditures in the Proppant Production segment totaled $41 million for full year 2023.

The Manufacturing segment generated revenues of $176 million for full year 2023, which resulted in $15 million of Adjusted EBITDA. The segment generated revenues of $34 million in the fourth quarter of 2023, which resulted in $2 million of Adjusted EBITDA. Approximately 89% and 83% of the Manufacturing segment’s full year and fourth quarter revenue was intercompany, respectively. Capital expenditures in the Manufacturing segment totaled $3 million for full year 2023.

Our Other Business Activities generated revenues of $193 million for the full year 2023, which resulted in ($1.6) million of Adjusted EBITDA. Other Business Activities generated revenues of $44 million in the fourth quarter of 2023, which resulted in $5 million of Adjusted EBITDA. Capital expenditures in the Other Business Activities segment totaled $1 million for full year 2023. The Other Business Activities solely relate to the results of Flotek.

Capital Expenditures and Capital Allocation

Cash capital expenditures in the fourth quarter and full year 2023 totaled $33 million and $267 million, respectively. On a full year basis, this was a reduction of 25% when compared to 2022, which reflects the deferral of the previously announced fleet upgrade program and other growth expenditures due to the market softness experienced in the second half of 2023.

For the full year 2024, the Company expects cash capital expenditures to be between $150 million and $200 million in maintenance related expenditures and roughly an additional $100 million in growth initiatives across all segments. Currently, growth capital expenditures for 2024 are expected to be related to mine improvements and frac fleet upgrades. The Company will continue monitoring market conditions, industry dynamics and customer demand to appropriately align spending levels and growth initiative timelines.

Balance Sheet and Liquidity

Total net debt outstanding as of December 31, 2023 was $1.08 billion, an increase of approximately $27 million from the third quarter primarily due to fees and expenses related to the refinancing that occurred in December.

Total cash and cash equivalents as of December 31, 2023 was $25 million, of which $6 million was related to Flotek.

As of December 31, 2023 the Company had $103 million of liquidity, including $19 million in cash and cash equivalents, excluding Flotek, and $83 million of availability under its asset-based credit facility.

Footnotes

(1)	Adjusted EBITDA is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”) (a “Non-GAAP Financial Measure”). Please see “Non-GAAP Financial Measures” at the end of this news release.
(2)	Free Cash Flow is a Non-GAAP Financial Measure. Please see “Non-GAAP Financial Measures” at the end of this news release.

Conference Call

ProFrac has scheduled a conference call on Wednesday, March 13, 2024 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 412-902-0030 and ask for the ProFrac Holding Corp. call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://ir.pfholdingscorp.com/news-events/ir-calendar. A telephonic replay of the conference call will be available through March 20, 2024 and may be accessed by calling 201-612-7415 and using passcode 13744728#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About ProFrac Holding Corp.

ProFrac Holding Corp. is a technology-focused, vertically integrated energy services company providing well stimulation services, proppants production and other complementary products and services to oil and gas companies engaged in the exploration and production (“E&P”) of unconventional oil and natural gas resources throughout the United States. Founded in 2016, ProFrac was built to be the go-to service provider for E&P companies’ most demanding hydraulic fracturing needs. ProFrac is focused on employing new technologies to significantly reduce “greenhouse gas” emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process. For more information, please visit ProFrac’s website at www.pfholdingscorp.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be accompanied by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Forward-looking statements relate to future events or the Company’s future financial or operating performance. These forward-looking statements include, among other things, statements regarding: the Company’s strategies and plans for growth; the Company’s positioning, resources, capabilities, and expectations for future performance; customer, market and industry demand and expectations; the Company’s expectations about price fluctuations, deferred activity from E&P companies, customer budgets and macroeconomic conditions impacting the industry; competitive conditions in the industry; the Company’s ongoing pursuit of dedicated agreements in 2024 with operators under contracted terms; the Company’s continued success in the RFP process; the Company’s ability to increase the utilization of its mining assets and lower our mining costs per ton; success of the Company’s ongoing strategic initiatives; the Company’s intention to increase the number of fully integrated fleets; the Company’s currently expected guidance regarding its 2024 financial and operational results; the Company’s ability to earn its targeted rates of return; pricing of the Company’s services in light of the prevailing market conditions; the Company’s currently expected guidance regarding its planned capital expenditures; statements regarding the Company’s liquidity and debt obligations; the Company’s anticipated timing for operationalizing and amount of contribution from its fleets and its sand mines; expectations regarding pricing per ton range; the amount of capital that may be available to the Company in future periods; any financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; any estimates and forecasts of financial and other performance metrics; and the Company’s outlook and financial and other guidance. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the ability to achieve the anticipated benefits of the Company’s acquisitions, mining operations, and vertical integration strategy, including risks and costs relating to integrating acquired assets and personnel; risks that the Company’s actions intended to achieve its 2024 financial and operational guidance will be insufficient to achieve that guidance, either alone or in combination with external market, industry or other factors; the failure to operationalize or utilize to the extent anticipated the Company’s fleets and sand mines in a timely manner or at all; the Company's ability to deploy capital in a manner that furthers the Company's growth strategy, as well as the Company's general ability to execute its business plans; the risk that the Company may need more capital than it currently projects or that capital expenditures could increase beyond current expectations; industry conditions, including fluctuations in supply, demand and prices for the Company’s products and services; global and regional economic and financial conditions; the effectiveness of the Company’s risk management strategies; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov.

Forward-looking statements are also subject to the risks and other issues described below under “Non-GAAP Financial Measures,” which could cause actual results to differ materially from current expectations included in the Company’s forward-looking statements included in this press release. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved, including without limitation any expectations about the Company’s operational and financial performance or achievements through and including 2024. There may be additional risks about which the Company is presently unaware or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it expressly disclaims any duty to update these forward-looking statements, except as otherwise required by law.

Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures and should not be considered as a substitute for net income (loss) or net cash from operating activities, respectively, or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of our profitability or liquidity. Adjusted EBITDA and Free Cash Flow are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess our financial performance. We believe Adjusted EBITDA is an important supplemental measure because it allows us to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team (such as income tax rates). We believe Free Cash Flow is an important supplemental liquidity measure of the cash that is available (if any), after purchases of property and equipment, for operational expenses, investment in our business, and to make acquisitions, and Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash in excess of our capital investments in property and equipment.

We view Adjusted EBITDA and Free Cash Flow as important indicators of performance. We define Adjusted EBITDA as our net income (loss), before (i) interest expense, net, (ii) income tax provision, (iii) depreciation, depletion and amortization, (iv) loss on disposal of assets, (v) stock-based compensation, and (vi) other charges, such as reorganization costs, stock compensation expense and other costs related to our initial public offering, certain credit losses, (gain) or loss on extinguishment of debt, unrealized loss (or gain) on investment, acquisition and integration expenses, litigation expenses and accruals for legal contingencies, and acquisition earn-out adjustments. We define Free Cash Flow as net cash provided by or (used in) operating activities less investment in property, plant and equipment plus proceeds from sale of assets.

We believe that our presentation of Adjusted EBITDA and Free Cash Flow will provide useful information to investors in assessing our financial condition and results of operations.

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to net income (loss). Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Net cash provided by operating activities is the GAAP measure most directly comparable to Free Cash Flow. Free Cash Flow should not be considered as an alternative to net cash provided by operating activities. Free Cash Flow has important limitations as an analytical tool including that Free Cash Flow does not reflect the cash requirements necessary to service our indebtedness and Free Cash Flow is not a reliable measure for actual cash available to the Company at any one time. Because Free Cash Flow may be defined differently by other companies in our industry, our definition of this Non-GAAP Financial Measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The presentation of Non-GAAP Financial Measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. The following tables present a reconciliation of the Non-GAAP Financial Measures of Adjusted EBITDA and Free Cash Flow to the most directly comparable GAAP financial measure for the periods indicated.

- Tables to Follow-

ProFrac Holding Corp. (NasdaqGS: ACDC)
Consolidated Balance Sheets

	December 31,
(In millions)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$25.3	$35.1
Accounts receivable, net	346.1	535.5
Accounts receivable — related party, net	6.8	2.1
Inventories	236.6	249.5
Prepaid expenses and other current assets	23.3	43.2
Total current assets	638.1	865.4
Property, plant, and equipment, net	1,779.0	1,396.4
Operating lease right-of-use assets, net	87.2	112.9
Goodwill	325.9	240.5
Intangible assets, net	173.5	203.1
Investments ($23.4 and $53.6 at fair value, respectively)	28.9	58.6
Deferred tax assets	0.3	0.4
Other assets	37.8	56.3
Total assets	$3,070.7	$2,933.6

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$319.0	$339.4
Accounts payable — related party	21.9	24.0
Accrued expenses	65.6	103.7
Current portion of long-term debt	126.4	127.6
Current portion of operating lease liabilities	24.5	36.0
Other current liabilities	84.1	53.2
Other current liabilities — related party	7.4	—
Total current liabilities	648.9	683.9
Long-term debt	923.5	735.0
Long-term debt — related party	18.6	62.8
Operating lease liabilities	67.8	81.0
Deferred tax liabilities	—	—
Tax receivable agreement liability	68.1
Other liabilities	15.2	20.2
Total liabilities	1,742.1	1,582.9

Temporary equity:
Series A preferred stock	58.7	—
Redeemable noncontrolling interest	—	2,462.9

Stockholders' equity (deficit):
Preferred stock	—	—
Class A common stock	1.5	0.5
Class B common stock	—	1.0
Additional paid-in capital	1,225.4	—
Accumulated deficit	(16.0)	(1,185.9)
Accumulated other comprehensive income	0.3	—
Total stockholders' equity (deficit) attributable to ProFrac Holding Corp.	1,211.2	(1,184.4)
Noncontrolling interests	58.7	72.2
Total stockholders' equity (deficit)	1,269.9	(1,112.2)
Total liabilities, temporary equity, and stockholders' equity (deficit)	$3,070.7	$2,933.6

ProFrac Holding Corp. (NasdaqGS: ACDC)
Consolidated Statements of Operations

	Three Months Ended				Twelve Months Ended
	Dec. 31	Sep. 30	Dec. 31	Sep. 30	Dec. 31	Dec. 31
(In millions)	2023	2023	2022	2022	2023	2022
Total revenues	$489.1	$574.2	$794.1	$696.7	$2,630.0	$2,425.6

Operating costs and expenses:
Cost of revenues, exclusive of depreciation, depletion and amortization	323.0	368.5	471.0	392.0	1,705.2	1,438.7
Selling, general, and administrative	59.3	61.0	74.1	64.5	268.5	243.1
Depreciation, depletion and amortization	107.7	111.5	89.2	69.1	438.4	267.3
Acquisition and integration costs	1.7	2.6	25.9	5.8	21.8	48.8
Other operating expense, net	11.7	10.1	8.7	0.6	29.5	15.3
Total operating costs and expenses	503.4	553.7	668.9	532.0	2,463.4	2,013.2

Operating (loss) income	(14.3)	20.5	125.2	164.7	166.6	412.4

Other (expense) income:
Interest expense, net	(38.8)	(40.2)	(20.5)	(16.3)	(154.9)	(59.5)
Loss on extinguishment of debt	(37.6)	—	(0.3)	(0.2)	(33.5)	(17.6)
Other (expense) income, net	(14.2)	(4.9)	8.3	(1.0)	(36.2)	16.5
(Loss) income before income taxes	(104.9)	(24.6)	112.7	147.2	(58.0)	351.8
Income tax benefit (expense)	8.4	6.7	3.3	(7.9)	(1.2)	(9.1)
Net (loss) income	(96.5)	(17.9)	116.0	139.3	(59.2)	342.7
Less: net income attributable to ProFrac Predecessor	—	—	—	—	—	(73.6)
Less: net (income) loss attributable to noncontrolling interests	(1.4)	(1.0)	8.3	11.8	3.3	28.4
Less: net income attributable to redeemable noncontrolling interests	—	—	(83.4)	(107.1)	(41.8)	(206.0)
Net (loss) income attributable to ProFrac Holding Corp.	$(97.9)	$(18.9)	$40.9	$44.0	$(97.7)	$91.5
Net (loss) income attributable to Class A common shareholders	$(99.1)	$(27.5)	$40.9	$44.0	$(107.5)	$91.5

ProFrac Holding Corp. (NasdaqGS: ACDC)
Consolidated Statements of Cash Flows

	Three Months Ended			Twelve Months Ended
	Dec. 31	Sep. 30	Dec. 31	Dec. 31	Dec. 31
(In millions)	2023	2023	2022	2023	2022
Cash flows from operating activities:
Net (loss) income	$(96.5)	$(17.9)	$116.0	$(59.2)	$342.7
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	107.7	111.5	89.2	438.4	267.3
Amortization of acquired contract liabilities	(16.5)	(16.4)	(6.6)	(57.5)	(6.6)
Stock-based compensation	2.5	4.4	14.1	29.8	67.4
(Gain) loss on disposal of assets, net	(1.4)	(1.3)	(0.5)	(1.7)	2.1
Non-cash loss on extinguishment of debt	21.5	—	0.2	17.4	10.7
Amortization of debt issuance costs	5.5	5.9	2.0	24.3	6.7
Acquisition earnout adjustment	—	—	—	(6.6)	—
Loss (gain) on investments, net	14.4	5.1	(8.0)	38.5	(16.5)
Deferred tax expense (benefit)	(4.9)	5.0	1.3	0.1	3.7
Other non-cash items, net	(0.1)	—	2.0	—	2.0
Changes in operating assets and liabilities:	10.5	27.3	(51.1)	130.0	(264.3)
Net cash provided by operating activities	42.7	123.6	158.6	553.5	415.2

Cash flows from investing activities:
Acquisitions, net of cash acquired	2.0	—	(285.8)	(454.5)	(640.7)
Investment in property, plant & equipment	(33.1)	(52.6)	(116.7)	(267.0)	(356.2)
Proceeds from sale of assets	3.2	1.6	1.7	6.2	48.3
Investment in unconsolidated affiliate	—	—	—	—	(47.2)
Initial investment in Flotek	—	—	—	—	(10.0)
Other investments	(0.5)	—	2.0	(0.5)	(22.8)
Net cash used in investing activities	(28.4)	(51.0)	(398.8)	(715.8)	(1,028.6)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	885.3	14.5	0.1	1,220.0	818.9
Repayments of long-term debt	(842.8)	(23.4)	(15.9)	(946.7)	(531.7)
Borrowings from revolving credit agreements	355.9	355.3	314.2	1,575.8	567.9
Repayments to revolving credit agreements	(369.8)	(469.5)	(80.0)	(1,685.2)	(402.7)
Payment of debt issuance costs	(43.4)	(0.4)	(5.3)	(62.3)	(38.6)
Tax withholding related to net share settlement of equity awards	—	—	—	(0.8)	—
Proceeds from issuance of Series A preferred stock	—	50.0	—	50.0	—
Payment of Series A preferred stock issuance costs	—	(1.1)	—	(1.1)	—
Member contribution	—	—	—	—	5.0
Proceeds from issuance of common stock	—	—	—	—	329.1
Payment of common stock issuance costs	—	—	—	—	(27.4)
Payment of THRC related equity	—	—	—	—	(72.9)
Other	—	—	—	—	(1.7)
Net cash (used in) provided by financing activities	(14.8)	(74.6)	213.1	149.7	645.9

Net (decrease) increase in cash, cash equivalents, and restricted cash	(0.5)	(2.0)	(27.1)	(12.6)	32.5
Cash, cash equivalents, and restricted cash beginning of period	27.8	27.8	75.8	37.9	5.4
Cash, cash equivalents, and restricted cash end of period	$27.3	$25.8	$48.7	$25.3	$37.9

ProFrac Holding Corp. (NasdaqGS: ACDC)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended				Twelve Months Ended
	Dec. 31	Sep. 30	Dec. 31	Sep. 30	Dec. 31	Dec. 31
(In millions)	2023	2023	2022	2022	2023	2022
Net (loss) income	$(96.5)	$(17.9)	$116.0	$139.3	$(59.2)	$342.7

Interest expense, net	38.8	40.2	20.5	16.3	154.9	59.5
Depreciation, depletion and amortization	107.7	111.5	89.2	69.1	438.4	267.3
Income tax (benefit) expense	(8.4)	(6.7)	(3.3)	7.9	1.2	9.1
(Gain) loss on disposal of assets, net	(1.4)	(1.3)	(0.5)	0.6	(1.7)	2.1
Loss on extinguishment of debt	37.6	—	0.3	0.2	33.5	17.6
Acquisition earnout adjustment	—	—	—	—	(6.6)	—
Stock-based compensation	2.5	2.3	3.9	2.7	10.1	8.1
Stock-based compensation related to deemed contributions	—	2.1	10.2	10.2	19.7	59.3
Provision for credit losses, net of recoveries	—	—	1.9	—	0.1	1.9
Loss on foreign currency transactions	—	—	—	—	—	—
Reorganization costs	—	—	—	—	—	—
Impairment of long-lived assets	2.5	—	—	—	2.5	—
Severance charges	—	1.1	—	—	1.1	—
Acquisition and integration costs	1.7	2.6	25.9	5.8	21.8	48.8
Litigation expenses and accruals for legal contingencies	10.6	10.3	7.3	—	34.1	11.3
Unrealized loss (gain) on investments, net	14.4	5.1	(8.0)	—	38.5	(16.5)
Adjusted EBITDA	$109.5	$149.3	$263.4	$252.1	$688.4	$811.2

ProFrac Holding Corp. (NasdaqGS: ACDC)
Segment Information

	Three Months Ended				Twelve Months Ended
	Dec. 31	Sep. 30	Dec. 31	Sep. 30	Dec. 31	Dec. 31
(In millions)	2023	2023	2022	2022	2023	2022
Revenues
Stimulation services	$403.3	$489.5	$767.4	$668.6	$2,291.2	$2,348.7
Proppant production	92.9	98.4	35.4	24.7	383.3	90.0
Manufacturing	34.1	43.8	51.1	48.7	176.1	166.7
Other	43.5	48.6	49.6	46.9	193.0	111.8
Total segments	573.8	680.3	903.5	788.9	3,043.6	2,717.2
Eliminations	(84.7)	(106.1)	(109.4)	(92.2)	(413.6)	(291.6)
Total revenues	$489.1	$574.2	$794.1	$696.7	$2,630.0	$2,425.6

Adjusted EBITDA
Stimulation services	$58.0	$93.3	$252.1	$249.5	$479.9	$771.4
Proppant production	44.9	51.6	20.2	9.2	195.6	49.8
Manufacturing	1.8	1.6	(3.1)	4.5	14.5	14.3
Other	4.8	2.8	(5.8)	(11.1)	(1.6)	(24.3)
Adjusted EBITDA for reportable segments	$109.5	$149.3	$263.4	$252.1	$688.4	$811.2

ProFrac Holding Corp. (NasdaqGS: ACDC)
Net Debt

	December 31,
(In millions)	2023	2022
Current portion of long-term debt	$126.4	$127.6
Long-term debt	923.5	735.0
Long-term debt — related party	18.6	62.8
Total debt	1,068.5	925.4

Plus: unamortized debt discounts, premiums, and issuance costs	39.4	34.0
Total principal amount of debt	1,107.9	959.4

Less: cash and cash equivalents	(25.3)	(35.1)
Net debt	$1,082.6	$924.3

ProFrac Holding Corp. (NasdaqGS: ACDC)
Free Cash Flow

	Three Months Ended			Twelve Months Ended
	Dec. 31	Sep. 30	Dec. 31	Dec. 31	Dec. 31
(In millions)	2023	2023	2022	2023	2022
Net cash provided by operating activities	$42.7	$123.6	$158.6	$553.5	$415.2

Investment in property, plant & equipment	(33.1)	(52.6)	(116.7)	(267.0)	(356.2)
Proceeds from sale of assets	3.2	1.6	1.7	6.2	48.3
Free cash flow	$12.8	$72.6	$43.6	$292.7	$107.3